SECURITIES AND EXCHANGE COMMISSION
               WASHINGTON, DC 20549
           ____________________________________

                  FORM SB-2
               Registration Statement
            Under the Securities Act of 1933
           ____________________________________
                Silver Bow Antigue Aviation
       (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

   Nevada             4581        91-1939533
(State or other jurisdiction   (Primary Standard    (I.R.S. Employer
   of incorporation or     Industrial Classification  Identification
     organization)        Code Number)       Number)

83-888 Ave. 51             GKL
Coachella, CA 92236           1000 East William Street, Suite 204
                    Carson City, NV 89701
(Address, and telephone number    (Name, address and telephone number
   of principal executive offices)      of agent for service)

                  Copies to:
Ms. Jody Walker ESQ.
7841 South Garfield Way
Littleton, CO 80122
Phone 303-850-7637 Fax 303-220-9902


   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

   If this Form is filed to register additional securities for an offering as provided in Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [.]

   If this Form is a post-effective amendment filed as provided in Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed as provided in Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made as provided in Rule 434, please check the following box. [ ]
               _______________________









              CALCULATION OF REGISTRATION FEE

======================================================================================
=
TITLE OF EACH CLASS OF   AMOUNT     PROPOSED     PROPOSED    AMOUNT OF
SECURITIES TO BE      BEING      MAXIMUM      MAXIMUM   REGISTRATION
REGISTERED        REGISTERED   OFFERING PRICE   AGGREGATE     FEE
             PER SHARE(1) OFFERING PRICE(1)
----------------------- ------------ ------------------ ------------- -------------

Common Stock       486,000    $.15        $72,900     $20.27




   The registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting in accordance with Section 8(a), may determine.




         Subject to Completion, Dated January 10, 2002

Preliminary Prospectus

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell the common stock covered by this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the common stock and it is not soliciting an offer to buy the common stock in any state where the offer or sale is not permitted.


   This prospectus relates to the resale of shares of our common stock by some of our current stockholders, which is not being underwritten. We will not receive any proceeds from the sale of these shares.


   Our common stock is not currently traded on any exchange or on the OTC Electronic Bulletin Board.


THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. WE URGE YOU TO READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 4 ALONG WITH THE REST OF THIS PROSPECTUS BEFORE YOU MAKE YOUR INVESTMENT DECISION.

NEITHER HE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


          January 10, 2002

         The date of this prospectus



                  TABLE OF CONTENTS

                                    PAGE


Prospectus summary. . . . . . . . . . . . . . . . . . .. . . . . .   4
Risk factors.
 1)  Lack of Funds for Operation                   5
 2)  Lack Revenues                          5
 3)  Dividend Interest may damage the company            5
 4)  Aircraft accident/incidents could inhibit
    Silver Bow's ability to broker charters             6
 5)  Management's inexperience may lead to
    excessive costs and failure                   6
 6)  Terrorists Actions                       6
 7)  New Government Regulations                   6
 8)  Development of trading market may be difficult         6
 9)  Marketability of stock may not be well received.        6
Use of proceeds . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Dividend policy . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
Determination of offering price . . . . . . . . . . . . . . . . . .. . 8
Management's discussion and analysis of financial
Condition and plan of operations.                   8
Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
Management. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12-14
Executive compensation. . . . . . . . . . . . . . . . . . . . . . .  15
Principal stockholders. . . . . . . . . . . . . . . . . . . . . . . . 15-16
Certain transactions. . . . . . . . . . . . . . . . . . . . . . . . . .17
Description of capital stock. . . . . . . . . . . . . . . . . . . . . .17
Shares eligible for future sale . . . . . . . . . . . . . . . . . . . .18
Plan of distribution and selling stockholders . . . . . . . .  . . . . 19-21.
Disclosure of Commission position on indemnification
for Securities Act liabilities                     22
Market for common equity and related stockholder matters. . . . . . . .22.
Interest of named experts and counsel . . . . . . . . . . . . . . . . .22
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Legal matters . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
Where you can find more information . . . . . . . . . . . . . .. . . . 23



















                PROSPECTUS SUMMARY

   To understand this offering fully, you should read the entire prospectus carefully, including the risk factors beginning on page 4 and the financial statements.


Silver Bow is a development stage company that intends to match individuals and companies desiring to charter aircraft with aircraft operators seeking charters. We intend to have a web site where prospective charter customers and charter operators can post their needs.

Charter customers will be able to post a quote request for a particular flight. The posting will include the originating and destination airport, the date and desired time of departure, the number of passengers or freight, and type of aircraft needed. Charter operators will be able to view the trip specifications and are invited to submit a bid. All bids will be confidential forwarded to the party requesting the flight.

Charter operators will be able to post the availability of a dead head flight including date available and destination return airport. Dead head flights are one way charters that result in an aircraft completing a charter to an airport that is not the home base of the aircraft. In most instances the aircraft returns to its home base empty without generating any revenue. In most circumstances any revenue generated from a return dead head flight is profitable because the original charter covered the cost of flying the aircraft back to its base.

Silver Bow intends to charge a 5% commission to the charter operator for matching them with a customer.

                 THE OFFERING

Common stock
outstanding. . . . . .3,190,400.

Shares of common stock
to be resold by
selling stockholders .486,000.


Market for our common stock.
Our common stock is not traded on an exchange or on the OTC Bulletin Board. We can provide no assurance that there will be a market in the future our common stock.














               SUMMARY FINANCIAL DATA

                      9 Months     12 Months
                      Unaudited     Audited
                      As/Of 9/30/01   YE 12/31/00

Total Assets                $ 110,000     $ 129,000

Revenues                      -0-      2,000

Expenses                    42,000      37,000

Net Income/Loss                (42,000)     (35,000)

Weighted Avg # ShsO/S            2,999,491     2,990,400

Net Income (Loss) Per Sh O/S        $ (0.014)     $ (0.015)

# of Shs Common Stock O/S          3,190,400     2,990,400





                 RISK FACTORS


Silver Bow Antique Aviation business is subject to numerous risk factors, including the following.

1.) LACK OF FUNDS FOR OPERATION

Silver Bow owns two aircraft that are currently for sale. The proceeds from the sale of these aircraft will be used to pay for the development of the customer/charter operator matching web site and the promotion of our service to potential customers and charter operators. Unless the aircraft are sold Silver Bow will not have the means to establish its charter brokerage business.


2.) LACK OF REVENUE

Silver Bow may not be able to generate sufficient revenue to cover the cost of providing its services. In that event Silver Bow will be forced to discontinue operations.


3) 	DIVIDED INTEREST MAY DAMAGE COMPANY.

The officers and directors of Silver Bow Antique Aviation have other interests to which they devote time, either individually or through partnerships and corporations in which they have an interest, hold an office, or serve as directors. As a result Silver Bow will not receive the undivided attention of its officers and directors that competing charter brokerage businesses receive.



4) AIRCRAFT ACCIDENT/INCIDENTS COULD INHIBIT SILVER BOWS ABILITY TO BROKER CHARTERS.

Aircraft accident/incidents, especially private jet accidents, could result in customers avoiding the use of private jets, which in turn could cause a significant negative impact on Silver Bows revenue.


5.) MANAGEMENT'S INEXPERIENCE MAY LEAD TO EXCESSIVE COSTS AND FAILURE

Management has never operated customer/operator matching service for aircraft charter. This lack of experience may result in the company needing to employ outside experts that have this experience. The additional cost could result in a net operating loss. This lack of experience may also result in company failure.


6.)TERRORIST ACTIONS

Terrorist actions involving public and private aircraft may have a significant impact on Silver Bow. The result of these actions could be that individuals and corporation stop using charter aircraft. In this event Silver Bow would be unable to continue operations.


7.)NEW GOVERNMENT REGULATIONS

Silver Bow is not currently regulated by any governmental agency. If regulation were implemented and if the regulations resulted in substantial additional costs to Silver Bow, there can be no assurance that Silver Bow would be able to pass these costs on to mits customers. If the cost were substantial and Silver bow was unable to pass on the costs, Silver Bow may have to cease operations.


8.) DEVELOPMENT OF TRADING MARKET MAY BE DIFFICULT

Silver Bow Antique Aviation common stock has no active trading market.
You may not be able to sell your common shares. Silver Bow Antique Aviation cannot assure you that a public market will develop. Consequently, you may not be able to liquidate your investment in the event of an emergency or for any other reason.



9) MARKETABILITY OF STOCK MAY NOT BE WELL RECEIVED

The liquidity of Silver Bow Antique Aviation common stock would be restricted even after public listing if the company's common stock falls within the definition of a penny stock.

Under the rules of the Securities and Exchange Commission, if the price of the company's common stock on the OTC Bulletin Board is below $5.00 per share, the company's common stock will come within the definition of a "penny stock." As a result, it is possible that Silver Bow Antique Aviation common stock may become subject `to the "penny stock" rules and regulations Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission's regulations concerning the transfer of penny stock. These regulations require broker-dealers to:

   Make a suitability determination prior to selling penny stock to the purchaser;
   Receive the purchaser's written consent to the transaction;
   and
   Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker/dealers to sell the company's common stock, and may affect the ability to resell the company's common stock.


AS A CHARTER BROKERAGE COMPANY, WE ARE IN AN INTENSELY COMPETITIVE INDUSTRY AND ANYFAILURE TO TIMELY IMPLEMENT OUR BUSINESS PLAN COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND YOUR INVESTMENT.

   The charter brokerage industry is highly competitive, and has few barriers to entry. Although there are few competitors who offer the same or similar services of the type we intend to offer, we can provide no assurance that additional competitors will not enter markets that we intend to serve. If we are unable to efficiently and effectively institute our business plan, we may never be able to establish our business and become profitable.


A SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS CONTAINED IN THIS
PROSPECTUS.

   Some of the statements contained in this prospectus, in particular the "Risk factors," "Management's discussion and analysis of financial condition and plan of operations," and "Business" sections, discuss future expectations, contain projections of results of operation or financial condition or state other "forward-looking" information. These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. Important factors that may cause actual results to differ from projections include, for example:

   - the success or failure of our efforts to implement our business strategy,

   - our ability to raise sufficient capital to meet operating requirements,

   -   the uncertainty of consumer demand for our services,

   -   our ability to protect our intellectual property rights,

   -   our ability to compete with major established companies, and

   -   other risks which may be described in future filings with the SEC.

   We do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.




                 USE OF PROCEEDS

   We will not receive any proceeds from the resale of securities by selling stockholders.

                 DIVIDEND POLICY

   We have never declared or paid any dividends. In addition. we anticipate that we will not declare dividends at any time in the foreseeable future. Instead, we will retain any earnings for use in our business. This policy will be reviewed by our board of directors from time to time in light of, among other things, our earnings and financial position.

             DETERMINATION OF OFFERING PRICE

   We can give no assurance that a public market will develop for the selling stockholders. We plan to have a NASD market maker distribute any offers made by selling stockholders to the investing public. If the market maker receives any bids from public investors these will be shown to selling stockholders. All sales by selling stockholders will have to be matched by bids from the public. We anticipate the initial market, if any, for selling stockholders will be very limited and the price will vary based on the supply from selling stockholder and bids indicated by advised all our selling stockholders to expect a limited public market and their ability to sell sharers will depend on bids from pubic investors.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with our financial statements.

GENERAL

   Silver Bow owns two aircraft. One is a 1942 Stearman bi-plane and the other is a Piper Lance. Both of these aircraft are currently for sale. When these aircraft are sold, the proceeds will be used to implement the aircraft charter business. Specifically funds are needed to develop our web site and to introduce our service to both charter customers and charter operators. The minimum amount needed for this purpose is $100,000.

   We have a limited operating history on which to base an evaluation of ourbusiness and prospects. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as the aircraft charter brokerage business. We will encounter various risks in implementing and executing our business strategy. We can provide no assurance that we wll be successful in addressing such risks, and the failure to do so could have a material adverse effect on our business.

PLAN OF OPERATIONS FOR YEAR END 2001

   Total expenses for the year ending 2000 were approximately $111,000, which includes general and administrative expenses. The cash expenditures of approximately $56,000 are funded by proceeds from cash advances/loans from Magellan Capital Corporation.

   Based on our current plan of operations it is anticipated that our monthly operating expenditures for the next twelve months will be approximately $10,000 per month, of which $4,600 are cash expenditures.
 This includes administrative expenses. Marketing expenses are expected to be $100,000 and are not included in our operating expenditures. We will not commence our marketing efforts until after the sale of the two airplanes. The foregoing are merely estimates, and we can provide no assurance that unexpected expenses will not shorten the period of time within which our funds may be utilized.


   We do not currently generate any revenues from the services we provide and we do not expect to generate revenues for the foreseeable future. Therefore, we will continue to operate on a reduced budget We intend to limit our operations until the airplanes are sold.


                  BUSINESS


GENERAL


Silver Bow Antique Aviation Inc. Nevada
We are a development stage company with the goal to provide users the ability to search a database that contains information about charter trips that are sought by customers and charter operators.. Our service is intended to offer charter customers and charter operators a quick and easy way to find each other on a web site and to do business The web site is currently on-line and operational but is in the process of being more fully developed.
   Although we currently have no operations and have not generated any revenues from operations, once our web site is completed we intend to generaterevenues by charging charter operators a 5% commission for matching them with a customer.

INDUSTRY BACKGROUND

The private aircraft charter business very diversified. There are no companies that dominate the industry. Most charter operators own or operate less than five aircraft.Almost all charter companies have a home base for their aircraft. Home base is the business office for the operator, the location where most of the aircraft maintenance is preformed, the place where pilots and crews reside, and the prime region for charter departures.

Most charter aircraft are twin engine jets. They seat from as few a five passengers up to as many as two hundred. The range of these aircraft are from 1,000 miles to 6,000 miles. Most charters fees are based on the distance to be flown and the time to make the flight. Jet Charter fees, if calculated on an hourly basis, range from as low as $1,200 per hour to as high as $20,000 per hour.

Charter flights have the ability to deliver passengers to over 5,000 US airports in the US alone. Many charter jets have intercontinental range and can access airports throughout the world. The ability to deliver passengers to a small airport, close to their final destination, and without the inherent delays associated with major airports saves passengers a substantial amount of time.

Private jet charter aircraft range from Cessna 500s to Boeing 747s. Piston aircraft range from Piper Cubs to Douglas DC-3s.

SEASONALITY OF BUSINESS

Seasonality is impacted in certain geographical areas, however with respect to the entire national prospective, the effect would be very minimal.

MARKETING STRATEGY

There are only a small number of individuals and corporations who can afford private jet charter as compared to the number of individuals and corporations who can afford commercial jet transportation. Silver Bows marketing campaign will be focused on identifying and introducing our services to those individuals and corporations who can afford jet charter. The initial marketing campaign will encompass direct mail, yellow page advertising, an internet presence, and magazine advertising. A direct mail campaign will consist of an attractive mail piece being sent to a nationwide mailing list of companies with assets in excess of $20 million, and high net worth individuals. Yellow page advertising has proven to be mainstay in air charter marketing. Yellow page ads will be placed in major metropolitan books nationwide.

An interactive web site will developed allowing potential clients to input their desired routes and time of travel, giving us a opportunity to broker the flight and capture client information. Certain magazines focus on the demographics that are qualified to charter. Particularly Conte Naste has a readership of affluent travel oriented people. An ad campaign will be launched in this magazine


BUSINESS STRATEGY

Silver Bow will broker executive and freight jet charter service, utilizing aircraft operated by charter operator. Our focus will be on brokering "empty legs". Empty Legs are defined as an aircraft flying with no passengers or freight on board. This situation occurs frequently in the air charter business when, for example, an operator transports persons from Los
Angeles to New York, and return trip back to the Los Angles base is empty. The passenger traveling to New York will have paid for the aircrafts trip to New York and back to its base in Los Angles. In this example Silver Bow will list the availability of this flight on its web site and attempt to find a passenger for this empty leg flight. The customer will be invited to make a bid for the flight which is forwarded to the charter operator. If the operator and customer agree, the flight is booked and Silver Bow will earn a 5% commission. In matching customers with empty leg flights it is not necessary to match a flight perfectly, like New York to Los Angles in our example. A passenger traveling from Cleveland to Phoenix would be an ideal prospect because his departure and destination city are in the same general direction the aircraft is flying.

Silver Bow will attempt to develop a network of air charter operators to post their empty leg flights on our web site. The posting is free and operators pay nothing unless to book a flight with a customer brought to them by Silver Bow.

Silver Bow will attempt to persuade jet charter users to check with Silver Bow prior to booking a full fair charter in the conventional manner. If we have a flight, going in the customers general direction at the right time, the customer can save a substantial amount of money by bidding on the empty leg.

Systems will be developed with the various operators to post their "empty legs" with Silver Bow's operations center. This will require Silver Bow to develop a more sophisticated web site than currently exists. Silver Bow will initiate the business by developing relationships with existing charter operators, followed by building a client base of customers for the service.

COMPETITION
Competition within the air charter brokerage business services is robust. Many competitors have well established relationships with customers who tends to remain loyal. Most competitors will be better funded, have more experience, and established relationships with both charter customers and charter operators, than Silver Bow. These competitors will probably incorporate any of Silver Bows marketing methods and services, that prove successful. Silver Bow will not be able to conceal it promotional methods and services from its competitors. Charter customers are particularly sensitive to safety and quality of service including on time departures and arrivals. Customers who are being well served by competitors many be nearly impossible to convert to Silver Bow customers.


GOVERNMENT REGULATION

We are not currently subject to direct regulation by any governmental agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to online commerce. However, due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution, and characteristics and quality of products and services. Furthermore, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those cos conducting business online. The adoption of any addnl laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for our services and increase our cost of doing business. Moreover, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Any such new legislation, the application of laws and regs from jurisdns whose laws do not currently apply to our business, or the application of existing laws to the Internet could have a material adverse affect on our business.


EMPLOYEES

The company's president, Darren Holm, formerly an Air Charter
Manager brings the necessary management skills as well as the technical know how to accomplish and implement the Company's
New direction.

On September 25, 2001 we employed one full-time employee, Darren Holm. However, at the present time Mr. Holm does not receive any compensation, and will not receive any compensation for his services until airplanes are sold and operations have begun.

Mr. Holm received 100,000 shares of common for developing a business plan, our web site and for services rendered. Mr. Holm dedicates approximately 20 hours a weekto Silver Bow.

   We plan to hire independent contractors once we are able to expand our operations. Our goal is to hire one individual per geographic area, whose primary responsibilities will include signing up charter operators to post their empty leg flights on our web page.

LEGAL PROCEEDINGS

   There are currently no legal proceedings pending to which the we are a party or to which any of our properties are subject.


FACILITIES

   Our headquarters are presently located in a 6,000 square foot office space located at 45-116 Commerce Street, Number 6, Indio, CA 92201, Phone number 760-775-3035 and fax number 760-775-2301. This office space is rented by Mr. Holm who is making the space available to Silver Bow rent free until such time as the aircraft are sold and the company becomes operational.We may be required to pay rent in the future.

                  MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS



       NAME        AGE     POSITION
       ----        ---     --------

Darren Holm           36     President/CEO and Director

Dempsey K. Mork         60     CFO and Director

Norbert Le Boeuf         72     Controller and Director

Randall A. Baker         58     Secy. and Director



 Darren Holm has served as our president and Director since September 25th, 2001. Mr. Holm is an entrepreneur.



Directors, Executive Officers, Promoters, and Control Persons

The names, ages, and respective positions of the directors, officers, and significant employees of Silver Bow Antique Aviation are set forth below. Mr. Dempsey K. Mork, Randall A. Baker, and Norbert L. LeBoeuf have held their positions since February 23, 2000.Mr. Darren Holm joined the firm on September 25, 2001. Each director and officer shall serve until the next annual meeting of the shareholders. There are no other persons, who be classified as a promoter, or controlling person of Silver Bow Antique Aviation.

Darren Holm, Age 36  President and Chief Executive Officer, and Director

Dempsey K. Mork, Age 60. Chief Financial Officer and Director

Randall A. Baker, Age 58. Secretary/Director

Norbert L. LeBoeuf Age 72 Controller/Director


Business Experience.

Dempsey Mork is the majority shareholder, Chief Financial Officer, and Director of Silver Bow Antique Aviation and has been since its formation. Mr. Mork is an officer and director in Magellan Capital Corp., Animal Cloning Sciences, Knickerbocker Capital, Apex Capital., and Asian Financial. Mr. Mork as experience in start-up companies, business reorganizations and cross border business transactions. Mr. Mork is new to tree farming and has no prior experience

Randall A. Baker is a shareholder, officer and director of Silver Bow Antique Aviation, and has been since its inception. Mr Baker is an officer and director of Magellan Capital Corp., Animal Cloning Sciences, Knickerbocker Capital, Apex Capital., and Asian Financial. Mr. Baker served as an Executive Vice President with Wm. Mason & Company for over twenty years. The company was an investment counseling firm. Mr. Baker designed and implemented data systems, was responsible for trading, personnel, and client relations. Wm. Mason & Co. was an Investment Counseling firm whose client base was $350,000 and up.

Norbert L. LeBoeuf has been responsible for all accounting and tax functions for the companies controlled by Mr. Mork.

Mr. LeBoeuf's educational background includes a Bachelor of Administration from the University of Detroit (1957).

Mr. LeBoeuf's professional career includes three years in the U.S. Marine Corps. in the Legal and Administrative areas (1952-55) and 40 years in all areas of accounting for small, medium and large (Fortune 500 Companies) in Electronics, Manufacturing, and Aerospace. Mr. LeBoeuf retired in 1995 and since then has done accounting and tax consulting.

Mr. Darren Holm's educational backgroud includes Georgia College,
Ambulance and Emergency Care-through 1984 - Davenport College of Business, A.S. EMS Systems Management December 1985 - College of the Desert, A S Respiratory Care through June of 1985. His business experience includes 13 years with Springs Ambulance/American Medical Response as Paramedic/Field Training Officer, three years with Desert Airlines an Aeromedical Transport Co. Medical Division Manager, One year with Airstar International as Director of Medical Operations/ Office Manager, and two years with Air Service International as General Manager.

During the past five years the above directors have been
involved in the following Companies:
Person       Name of Co. Title & Pos.   Duties if not clear
                          From To  Business of Entity


Dempsey K. Mork 251 Delta Sierra Pres/CFO/Dir   2-96 Pre  Min Activity
         Animal Cloning CFO/Dir      10-93 Pre  Min Activity
         Apex Capital   Pres./CFO/Dir  1-96 Pre  Shell
         Gaensel Gold  Pres/CFO/Dir   1-95 3--99 Shell
         Knickerbocker Capital Pres/CFO/Dir 11/94 Pre Shell
         Magellan CapitL Pres/CFO /Dir   2-96 Pre  Min Activity
         Nicole Industries Pres./CFO/Dir  7-2000   Shell
         Silver Bow Antique Pres/CFO /Dir 4/94 Pre  Min Activity
Randall A. Baker 251 Delta Sierra Secy/      2-96 Pre  Min Activity
         Animal Cloning Secy/Dir      10-93 Pre  Min Activity
         Apex Capital   Secy/Dir     1-96 Pre  Shell
         Gaensel Gold  Secy/Dir     1-95 3--99 Shell
         Knickerbocker Capital Secy/Dir  11/94 Pre  Shell
         Magellan Capital Secy /Dir    2-96 Pre  Min Activity
         Nicole Industries Secy/Dir    1/96-7-2000 Shell
         Silver Bow Antique Secy /Dir   4/94 Pre  Min Activity
Nobert L Leboeuf 251 Delta Sierra VP/Dir      2-96 Pre  Min Activity
         Animal Cloning VP/Dir.      1/96 Pre  Min Activity
         Apex Capital   VP/Dir      1-96 Pre  Shell
         Gaensel Gold  VP/Dir      1-96 3--99 Shell
         Knickerbocker Capital VP/Dir   1/96-Pre  Shell
         Magellan Capital VP /Dir     2-96 Pre  Min Activity
         Nicole Industries VP/Dir     1/96-7-2000 Shell
         Silver Bow Antique VP /Dir    1/96-Pre  Min Activity
Daren Holm
         Telemail, Inc. Founder/Owner   6-00 - Pre  Active
         Air Service Intl. Gen Mangr    4-98 - 5-00 Active
         Airstar Internaitonal Director  2/97 - 4-98 Active
         Desert Airlines Med Div Mgr    1-94 - 2-97 Active
         Springs Ambulence Paramedic    5-86 - 12-99 Active


   AS PROVIDED IN OUR BY-LAWS, EACH DIRECTOR IS ELECTED ANNUALLY BY OUR STOCKHOLDERS AT OUR ANNUAL MEETING. OUR OFFICERS SERVE AT THE DISCRETION OF THE BOARD OF DIRECTORS.







               EXECUTIVE COMPENSATION

   The following table contains compensation data for our sole director and chief executive officer from inceptionntil the date of this prospectus:

           ANNUAL COMPENSATION   LONG TERM COMPENSATION
           -------------------   ----------------------


Name and principal position    Fiscal year Salary Restricted
--------------------------------- ----------- ------ -----------
                            stock award*
                            -----------
Darren Holm
director, president,
chief executive officer       2001     -0-   100,000

Dempsey K. Mork
CFO/Director             1996     -0-   148,500

Randall A. Baker
Secretary/Director          1996     -0-   61,200

Norbert LeBoeuf
Controller/Director         1996     -0-   55,800

* All issued at par value of $.001 per share.


   We issued Darren Holm 100,000 shares of common stock in Silver Bow Antique Aviation on September 25, 2001 for services rendered, valued
\par of $.001. Mr.
Holm does not receive any cash or other compensation for services rendered to Silver Bow as an officer or director. We do not currently have any employment agreements.


STOCK OPTIONS AND WARRANTS


   Silver Bow does not have any stock options or warrants outstanding. Silver Bow does not have a stock option plan.




               PRINCIPAL STOCKHOLDERS

   The table below sets forth the beneficial ownership of common stock of our directors, officers, and holders of five percent or more of our common stock, and the officers and directors as a group.



               NUMBER OF SHARES OF
NAME AND ADDRESS        COMMON STOCKOF BENEFICIAL OWNERS
  PERCENTAGE OF OWNERSHIP
               ------------------- ------------------------



Security Ownership of Certain
Beneficial Owners and Management


The following table sets forth, as of the date of this Prospectus, the outstanding shares of common stock of the company owned of record or beneficially by each person who owned of record, or was known by Silver Bow Antique Aviation to own beneficially, more than 5% of Silver Bow's Common Stock, and the name and share holdings of each officer and director and all officers and directors as a group.


Title of Class Name of Beneficial Amount and Nature Percent
        Owner       of Beneficial   Of Class
                 Owner

Common Stock  Darren Holm    100,000      3.13%
        45-116 Commerce St. #6
        Indio, CA 92201

Common Stock  Dempsey K. Mork  148,500      4.65% Benefic. 80%
        83-888 Ave. 51
        Coachella, CA 92236

Common Stock  Magellan Cap Corp 597,600      18.73% Benefic. 80%
        83-888 Ave. 51
        Coachella, CA 92236

Common Stock  Magellan Cap Corp 900,000      28.20% Benefic. 80%
        Pension Pln & Trust
        83-888 Ave. 51
        Coachella, CA 92236

Common Stock  Magellan Cap. Corp.900,000     28.20% Benefic. 80%
        Profit Sharing Plan
        83-888 Ave. 51
        Coachella, CA 92236


Common Stock  Randall A. Baker  61,200      1.91% Benefic. 3.47%
        83-888 Ave. 51
        Coachella, CA 92236

Common Stock  RAB Investments, Inc.
        P.O. Box 1025   50,000       1.56% Benefic. 3.47%
        Morongo Valley, CA 92256


Common Stock  KNC Investment Prof Shar
        Box 3171      50,000      1.56% Benefic. 3.30%
        Palm Springs, CA 92262


Common Stock  Norbert L. Leboeuf 55,800      1.74% Benefic. 3.30%
        83-888 Ave. 51
        Coachella, CA 92236


               -------------    ---------
                2,863,100      89.74%
                 ========     ======
Total Shares Outstanding 3,190,400 as of 9/30/01



None of the Officers, Directors or existing shareholders have the right to acquire any amount of the shares within sixty days from options, warrants, rights, conversion privilege, or similar obligations.

All shareholders have same voting and investment power.


                CERTAIN TRANSACTIONS
Funding for the acquisition of the two aircraft to Silver Bow from Magellan Capital is covered by a 10 Year Long Term Note Payable to Magellan. Loans/Cash for Operating Expenses are covered by Promissory Notes
Payble to Magellan Capital. Dempsey K. Mork is minority shareholder in both Silver Bow and Magellan Capital.


             DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

   We are authorized to issue up to 100,000,000 shares of common stock, and 1,000 of preferred stock. As of the date of this prospectus there were 3,190,400 shares of common stock issued and outstanding that were held of record by approximately 54 shareholders. No shares have been reserved for issuance upon the exercise of warrants or options.

   The holders of shares of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available. The outstanding common stock is, and the common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and non-assessable.

PREFERRED STOCK

   We are authorized to issue of up to 1,000 shares of preferred stock. We have no present plans for the issuance of such preferred stock. The issuance of such preferred stock could adversely afect the rights of the holders of common stock and, therefore, reduce the value of the common stock. In Addition the issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings, and other corporate purposes, could have the effect of making it more difficult or discouraging a third party from acquiring a controlling interest in us. In many cases, shareholders receive a premium for their shares in a change of control, and these provisions will make it somewhat less likely that a change in control will occur or that shareholders will receive a premium for their shares if a change of control does occur.






TRANSFER AGENT

Executive Registrar and Transfer serves as the transfer agent for the shares of common stock.

             SHARES ELIGIBLE FOR FUTURE SALE

   Upon the date of this prospectus, there are 3,190,400 shares of our common stock outstanding. Upon the effectiveness of this registration statement, the 486,000 shares of common stock to be resold pursuant to this prospectus will be eligible for immediate resale in the public market if and when any market for the common stock develops. Of the remaining 2,704,400 shares most are restricted shares within the meaning of Rule
144 under the Securities Act, and are subject to the resale provisions of Rule 144.

   In general, under Rule 144, a person who has beneficially owned, for at least one year, shares of common stock that have not been registered under the Securities Act or that were acquired from an affiliate of Silver Bow is entitled to sell within any three-month period the number of shares of common stock that does not exceed the greater of :

   - one percent of the number of then outstanding shares of common stock, or

   - the average weekly reported trading volume during the four calendar weeks preceding the sale.

Sales under Rule 144 are also subject to notice and manner of sale requirements and to the availability of current public information and must be made in unsolicited brokers' transactions or to a market maker. A person who is not an affiliate of Silver Bow under the Securities Act during the three months preceding a sale and who has beneficially owned such shares for at least two years is entitled to sell the shares under Rule 144 without regard to the volume, notice, information and manner of sale provisions. Affiliates must comply with the restrictions and requirements of Rule 144 when transferring restricted shares even after the two year holding period has expired and must comply with the restrictions and requirements of Rule 144 in order to sell unrestricted shares.

   Prior to the offering, there has been no market for our common stock. No predictions can be made of the effect, if any, that market sales of shares of common stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of sig amounts of our com stk could adversely affect the prevailing mkt price of the com stock, as well as impair our ability to raise cap through the issuance of additional equity securities.



         PLAN OF DISTRIBUTION AND SELLING STOCKHOLDERS

   This prospectus relates to the resale of 486,000 shares of common stock by the selling stockholders. The table below sets forth information with respect to the resale of shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of common stock by the selling stockholders for shares currently outstanding. Assuming all shares of common stock in the following tables are sold, none of the selling stockholders will own greater than 16.85% of the common stock.


Silver Bow Antique Aviation shall register, pursuant to this prospectus, 486,000 common shares currently outstanding for the account of the following individuals or entities. The percentage owned prior to and after the offering assumes the sale of all of the common shares being registered on behalf of the selling shareholders

The following list represents shareholders whose shares will be registered under this offering.

         Amount   Total #  % Owned Number % Owned
         Being   Owned   Prior to Shares After
Name and Address Registered Currently Offering Aft Off Offrng

Alyson Baca     400    400    .01%   -0-  0.0%

Andrea Baca     600    600    .01%   -0-  0.0%

Randy Baca     600    600    .01%    -0-  0.0%

Annette Baine    500    500    .01%    -0-  0.0%

Annette Baine    600    600    .01%    -0-  0.0%
C/F James Baine UGTMACA

Annette Baine    400    400    .01%   -0-  0.0%
C/F Michelle Baine UGTMACA

Michael Baine    600    600    .01%   -0-  0.0%

Randall A. Baker   -0-  61,200    1.91% 61,200  1.91%
Oscar Ballesteros  600    600    .01%   -0-  0.0%

Patricia Bladh   400    400    .01%    -0-  0.0%

Mary Buerke     400    400    .01%    -0-  0.0%

Conrad Dahl     400    400    .01%    -0-  0.0%

Sherry Evaro-Ham  500    500    .01%    -0-  0.0%

Barbara Filiatreaux
         18,900   18,900    .59%    -0-  0.0%


Robert J. Filiatreaux
         73,800   73,800   2.31%    -0-  0.0%

Daniel V. French  600    600    .01%    -0-  0.0%

Valerie Hahn    500    500    .01%    -0-  0.0%

Tiare Hatrak    400    400    .01%    -0-  0.00

Laurie Healy    500    500    .01%    -0-  0.0%

Laurie Healy    500    500    .01%    -0-  0.0%
C/F Carina Johnson UGTMACA

Daren Holm      -0-  100,000   3.13% 100,000  3.13%

Carolyn Howley   400    400    .01%    -0-  0.0%

Alex Jacoy     500    500    .01%    -0-  0.0%

Kathy Jones     600    600    .01%    -0-  0.0%

Brenda Jose     400    400    .01%    -0-  0.0%

Chavez Jose     600    600    .01%    -0-  0.0%

KNC Investments, Inc
Pro Share      -0-  50,000   1.56%  50,000  1.56%

Kathryn N. Le Boeuf
         36,900   36,900   1.15%    -0-  0.0
Norbert Le Boeuf
           -0-  55,800   1.74%  55,800  1.747%

Sarah Le Boeuf   600    600    .01%    -0-  0.0%

Sergio Luna     400    400    .01%    -0-  0.0%

Magellan Capital Corp.
         60,000    597,600 18.73% 537,600  16.85%

Magellan Capital Corp.
Pension Plan     -0-  900,000   28.20% 900,000  28.20%

Magellan Capital Corp.
Prof Sh Pln     -0-  900,000   28.20  900,000  28.20%

Dempsey K. Mork   -0-  148,500   4.65% 148,500  4.65%

Christopher Marolf 500    500    .01%    -0-  0.0%

Sally McManus    500    500    .00%    -0-  0.0%

Patricia Mork
        144,900   144,900   4.54%    -0-  0.0%

Gary Peskin     500    500    .01%    -0-  0.0%

Rose L. Peskin   400    400    .01%    -0-  0.0%

Rose L. Peskin   400    400    .01%    -0-  0.0%
C/F Jacob Peskin UGTMA CA

Rose L. Peskin   500    500    .01%    -0-  0.0%
C/F Sarah Peskin UGTMA CA

Rose L. Peskin   600    600    .01%    -0-  0 0%
C/F Zachary Peskin UGTMA CA

Moea Sheely     600    600    .01%    -0-  0.0%

RAB Investments 50,000   50,000   1.56%    -0-  0.0%

Hayley Smith    600    600    .01%    -0-  0.0%

Antonio Soto    500    500    .01%    -0-  0.0%

Jose Soto      400    400    .01%    -0-  0.0%

Melecio Soto    600    600    .01%    -0-  0.0%

Victor Soto     600    600    .01%    -0-  0.0%

John Paul Spickard
          500    500    .01%    -0-  0.0%

Richard Stevenson Trust Dtd 7/17/91
          600    600    .01%    -0-  0.0%

Donald Boyd Wright Trust Dtd 7/17/91
         32,400   32,400    .73%    -0-  0.0%

Helen Wright    600    600    .01%    -0-  0.0%
     -----------   ----------   ----- ------.. ------
  Total    486,000   3,190,400  100.% 2,704,400 84.76%
        =======  ========  ====   =======   ====


 Jody Walker is counsel for Silver Bow in connection with this registration statement and in giving an opinion on the validity of the securities being registered.

   The 486,000 shares offered by the selling stockholders may be sold by one or more of the following methods, without limitation:

   - ordinary brokerage transactions and transactions in which the broker solicits purchases; and

   - face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, rokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate.

Brokers or dealers may receive commissions or discounts from the selling stockholders in amounts to be negotiated. Brokers and dealers and any other participating brokers or dealers may be deemed to be underwriters within the meaning of the Securities Act, in connection with any sales.
 The selling stockholder or dealer effecting a transaction in the registered securities, whether or not participating in a distribution, is required to deliver a prospectus. As a result of these shares being registered under the Securities Act, holders who subsequently resell the shares to the public may be deemed to be underwriters with respect to the shares of common stock for purposes of the Securities Act with the result that they may be subject to statutory liabilities if the registration statement to which this prospectus relates is defective by virtue of containing a material misstatement or omitting to disclose a statement of material fact. We have agreed to indemnify the selling stockholders regarding such liability.


      DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
              SECURITIES ACT LIABILITIES

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer as provided in the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

   In the event that a claim for indemnification against such liabilities, other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

       MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

   Currently, there is no public trading market for our securities and we can provide no assurance that any market will develop. If a market develops for our securities, it will likely be limited, sporadic and highly volatile. As of 9/30/2001 , there were approximately 54 shareholders of record.



                   EXPERTS

   The financial statements of Silver Bow appearing in this Form SB-2/A registration statement have been audited by David W. Winings , independent auditors, as set forth in their report on page F-1, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                 LEGAL MATTERS

   Certain legal matters with respect to the issuance of shares of common stock offered by this prospectus will be passed upon by Jody Walker



            WHERE YOU CAN FIND MORE INFORMATION

   At your request, we will provide you, without charge, a copy of any document filed as exhibits in this prospectus. If you want more information, write or call us at:


Mr. Darren Holm, President C.E.O.
45-116 Commerce Street #6
Indio, CA 92201


   Our fiscal year ends on 12/31. We are a reporting company and file annual, quarterly and current reports with the SEC. You may read and copy any reports, statements, or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site at http:\\www.sec.gov.



                486,000 Shares


                Silver Bow


                Prospectus

                Common Stock


                1/10/2002


   YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING SECURITY HOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF COMMON STOCK.

   Until _September 1, 2002, all dealers and selling stockholders that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.




                   PART F/S
             Index to Financial Statements
          Report of Certified Public Accountants
 Financial Statements
 - --------------------
 (I) Audited Financial Statements   December 31, 2000

    Independent Auditors' Report
    Balance Sheets            Statements of Operations
    Statements of Stockholders' Equity    Statements of Cash Flows
    Notes to the Financial Statements





            SILVER BOW ANTIQUE AVIATION
            (A Development Stage Company)
      Index to Financial Statements and Supplementary Data
                 Pages

 Independent Auditors' Report
 .........................................................  F-2

 Balance Sheets as of December 31, 2000
 ........................................................  F-3

 Statements of Operations for the Years or Periods Ended
  December 31, 2000
 ..........................................................  F-4

 Statements of Cash Flows for the Years or Periods Ended
  December 31, 2000
 ...........................................................  F-5

 Statements of Stockholders' Equity for the Periods
  through December 31, 2000
 ............................................................  F-6

 Notes to Financial Statements
 ............................................................  F-7

 Schedules:

 All schedules are omitted as the required information is included in the financial statements or notes thereto, or is not a material amount.








                    F-1

 The Board of Directors
 Silver Bow Antique Aviation
 (a Development Stage Company)
 Coachella, California



            INDEPENDENT AUDITOR'S REPORT


 I have audited the accompanying balance sheets of Silver Bow Antique Aviation ( a Development Stage Company), as of December 31, 2000 and the related statements of operations, cash flows, and changes in stockholders' equity for the years or periods then ended. These financial statements are the responsibility of the company's management. My responsibility is to express an opinion on these financial statements based on my audit.

 I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

 In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Silver Bow Antique Aviation as of December 31, 2000, and the results of its operations and cash flows for the year or period then ended in conformity with generally accepted accounting principles.





 /s/ David M. Winings
 David M. Winings C.P.A.
 Palm Desert, CA 92211
 3/1/2001













                 F-2

              SILVER BOW ANTIQUE AVIATION
             (A DEVELOPMENT STAGE COMPANY)
                BALANCE SHEETS

 ASSETS            AS OF DECEMBER 31,
                 2000   1999
  CASH            $ 1,924   $2,054

  FIXED ASSETS
  ANTIQUE AIRCRAFT AT COST 178,000   178,000
  ACCUM DEPRECIATION(NOTE5) -50,872   -25,436

  NET FIXED ASSETS     127,128   152,564
    TOTAL ASSETS     $129,052  $154,618
               ========  ========
 LIABILITIES AND STOCKHOLDERS' EQUITY

 CURRENT LIABILITIES
  ACCRUED LIABILITIES
  NOTE     (2)     63,819     -0-

  CURRENT PORTION NOTE PAYABLE
  AIRCRAFT LOAN (12/31/00 & 99)
                35,600   17,800
  CONVERTIBLE PROMISSORY
  NOTE (4)          20,000     -0-

   TOTAL CURRENT LIABILITY 119,419   17,800

 LONG TERM NOTE PAYABLE   142,400   160,200
 (AIRCRAFT)

    TOTAL LIABILITIES   261,819   178,000

 STOCKHOLDERS' EQUITY (NOTE 1)

 PREFERRED STOCK - PAR VALUE
 $.001 AUTHORIZED 10,000
 SHARES ISSUED & OUTSTANDING
 -0- SHARES            -0-     -0-

 COMMON STOCK PAR VALUE, $.001
  AUTHORIZED 99,990,000 SHARES
  OUTSTANDING 2,990,400 SHARES 2,990    2,990
 PAID-IN CAPITAL         -0-     -0-
 ACCUMULATED (DEFICIT)   (135,757)   (26,372)

  TOTAL STOCKHOLDERS' EQUITY
   (DEFICIT)        (132,767)   (23,382)

  TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY   $129,052   $154,618
               =======   ========
 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
 FINANCIAL STATEMENTS.      F-3
             SILVER BOW ANTIQUE AVIATION
             (A DEVELOPMENT STAGE COMPANY)
              STATEMENTS OF OPERATIONS
               FOR THE YEARS ENDED


                     DECEMBER 31,
                    2000    1999
REVENUES
 INCOME               $ 2,170  $ 2,890

    TOTAL REVENUES         2,170   2,890

OPERATING EXPENSES
Administrative Support (Note 4)   $20,000 $    -0-
Interest Expense Aircraft Loan
 Note (2)              10,680     -0-
Depreciation Aircraft(NOTE5)     25,436   25,436
Miscellaneous Operating Expense    2,285   2,890
Aircraft Inspection Fees        2,400     -0-
Hangar Tie-Down Fees          9,517     -0-
Equipment Rental             219     -0-
Maintenance & Repairs         25,701     -0-
Operating Supplies           7,502     -0-
Legal Fees               2,752     -0-
FAA Registration Fees         1,559     -0-
Pilot/Flying Services         1,918     -0-
Aircraft Insurance            586     -0-
Auditing Fees             1,000     -0-
                  ---------  --------
Total Operating Expenses      $111,555  $28,326
                 ---------- ---------

Operating Income (Loss)      $(109,385) $(25,436)

Other Income (Expense)          -0-    -0-
                 ---------- ----------
Pretax Income (Loss)        $(109,385) $(25,436)
                   =======  =======
Average Number of Common
Shares Outstanding         2,990,400 2,990,400

Income (Loss) Per Share       $(0.037)  $(0.009)

Diluted Average Number of
Common Shares Outstanding     2,990,400 2,990,400

Income (Loss) Per Share       $(0.037)  $(0.009)
                   ======  =======



 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
 FINANCIAL STATEMENTS.
                 F-4

             SILVER BOW ANTIQUE AVIATION
             (A DEVELOPMENT STAGE COMPANY)
              STATEMENTS OF CASH FLOWS
               FOR THE YEARS ENDED

                        DECEMBER 31,
                       2000      1999

 CASH FLOWS FROM OPERATING ACTIVITIES
 NET PROFIT (LOSS)            $(109,385)    (25,436)
 ADJUSTMENTS TO RECONCILE NET LOSS
 TO NET CASH USED BY OPERATING ACTIVITIES
 INCREASE IN LIABILITIES           83,819       -0-
 DEPRECIATION EXPENSE            25,436     25,436

                      ---------    --------
 CASH (USED) BY OPERATING ACTIVITIES     $ (130)      -0-

                      ---------   ---------
 CASH FLOWS FROM INVESTING ACTIVITIES

 NOTE PAYABLE EXECUTED              -0-      -0-
 PURCHASE OF COMMON STOCK            -0-      -0-

                      ---------   ---------
 CASH PROVIDED BY INVESTING ACTIVITIES      -0-      -0-

                      ---------   ---------
 CASH FLOWS FROM FINANCING ACTIVITIES
  ACQUISITION OF ANTIQUE AIRCRAFT        -0-      -0-

                      --------   ----------

 CASH (USED) IN FINANCING ACTIVITIES       -0-      -0-

                      ---------  -----------

 INCREASE (DECREASE) IN CASH         $(130)      -0-

 CASH AND CASH EQUIVALENTS,
  BEGINNING OF PERIOD             2,054     2,054

                       -------    -------
 CASH AND CASH EQUIVALENTS,
  END OF PERIOD               $ 1,924     $2,054
                        =====     =====



 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
 FINANCIAL STATEMENTS.


                  F-5

             SILVER BOW ANTIQUE AVIATION
             (A DEVELOPMENT STAGE COMPANY)
            STATEMENT OF STOCKHOLDERS' EQUITY
            FOR THE YEARS ENDED DECEMBER 31, 2000

                       ADDITIONAL
                       PAID-IN  ACCUMULATED
            SHARES COMMON STOC  CAPITAL  DEFICIT   TOTALS

 BALANCE AT
  12/31/94         -0- $    -0- $   -0- $    -0- $   -0-

 BALANCE AT
  12/31/95         -0- $    -0- $   -0- $    -0- $   -0-
 SHARES ISSUED,
  AT PAR, VALUE,
  FOR CONSULTING
  SERVICES      936,900     936     -0- $   (936)    -0-


 BALANCE AT
  12/31/96      936,900 $   936 $   -0- $   (936)    -0-


 BALANCE AT
  12/31/97      936,900 $   936 $   -0- $   (936) $  -0-

 PURCHASE OF
  COMMON STOCK,
  FOR CASH AT
  PAR VALUE
  ON DEC 30, 1998  2,053,500    2,054     -0-     -0-  2,054
           ---------    -----   -----    -----  ------


 BALANCE AT
  12/31/98     2,990,400* $  2,990     -0- $   (936)  2,054


 *AFTER 900 FOR 1 FORWARD STOCK SPLIT AUTHORIZED ON OCTOBER 15, 1998. SHARES ISSUED IN 1996 FOR SERVICES RENDERED ARE STATED AT POST SPLIT PAR
 VALUES.

 BALANCE AT
  12/31/99     2,990,400  $  2,990     -0- $ (26,372) (23,382)


 BALANCE AT
 12/31/2000    2,999,400    2,990     -0-  (135,757) (132,767)


 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
 FINANCIAL STATEMENTS.
                 F-6
           SILVER BOW ANTIQUE AVIATION
           (A Development Stage Company)
           NOTES TO FINANCIAL STATEMENTS
             DECEMBER 31, 2000

  NOTE 1 - ORGANIZATION AND BUSINESS PURPOSE

  The Company was incorporated, in the State of Nevada on April 28, 1994. The original authorized preferred and common shares were 1,000 and 10,000 respectively. During 1996 certain consulting services were rendered to the Company by individuals and the majority stockholder for $936, which amount reflects the par value of the original issue stock on the date of the 900:1 stock split (October 15, 1998).

  On December 30, 1998, 2,053,500 shares were purchased, for cash, at par value. In addition the company acquired, at fair market value two (2) antique aircraft by executing a note payable to the majority shareholder for $178,000. Both aircraft are on display and are for sale.

  NOTE 2 - ACCRUED LIABILITIES ($63,819 AS OF DEC 31, 2000)

  Accrued Interest Expense on the aircraft note of $178,000 amounts to $10,680. Aircraft current operating expenses for the year 2000 amounted to $53,189

  Annual principal payments on the $178,000 ten year note payable are due each December 31, commencing December 31, 1999 until fully paid on December 31, 2009. Interest is to be paid commencing on January 1, 2000 on the aforementioned note, annually, at 6%. The notes are collateralized by the aircraft and were recorded at the cost basis of Magellan Capital Corpotration, (the majority stockholder).

  NOTE 3 - GOING CONCERN AND INCIDENTAL COSTS

  Silver Bow Antique Aviation has assets including two aircraft.

  The Company has an agreement with Dempsey K. Mork for the payment of costs for operating expenses.

  NOTE 4 - CONVERTIBLE NOTES PAYABLE $20,000 (12/31/2000)
  The company has issued a $10,000 negotiable note to its Board Chairman for each of the past two years (1999 and 2000) for administrative support expenses. The notes are negotiable and convertible at a rate of $.05 per share at the option of the holder.

  NOTE 5 - DEPRECIATION OF AIRCRAFT
  The annual depreciation on the company's aircraft is $25,436. Used aircraft are depreciated over a seven year life beginning in 1999.
                 F-7


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
 FINANCIAL STATEMENTS.



 SILVER BOW ANTIQUE AVIATION
(A Development Stage Company)
INTERIM FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED
9/30/2001 AND 9/30/2000
                  Unaudited     Audited

Balance Sheet            9/30/01      12/31/00

Income Statement (9 months ended)  9/30/01       9/30/00

Cash Flow Statement
  (9 months ended)         9/30/01       9/30/00

Statement of Stockholders Equity
  through period ending      9/30/01       9/30/00

































 The accompanying financial footnotes are an integral part of the financial statements.




SILVER BOW ANTIQUE AVIATION
(A Development Stage Company)
BALANCE SHEET
PERIODS ENDING SEPTEMBER 30, 2001 AND DECEMBER 31, 2000
                    Unaudited Audited
                    9/30/01  12/31/00
ASSETS
CASH                 $  1,924   1,924

Antique Aircraft Net of
 Depreciation (Note 2)         108,051  127,128
                    -------  -------

  TOTAL ASSETS           $ 109,975  129,052
                    =======  =======

LIABILITIES AND STOCKHOLDERS EQUITY

Current Liabilities
Notes Payable Aircraft Expense Note 6 $ 62,439   53,139

Current Portion of Note Payable Note 2  35,600   35,600

Ltd Aircraft Loan (2 yrs.
  Note Payable Interest Expense     18,690   16,020

Promissory Note
  Administrative Support (Note 4)    25,000   20,000
                     ------   ------
  TOTAL CURRENT LIABILITY      $ 141,729  119,419

Note Payable (Aircraft) (Note 2)
  Long Term Liability        $ 142,400  142,400
                    =======  =======

  TOTAL LIABILITIES         $ 284,129  261,819
                   =========  =======
Stockholders' Equity
  Preferred Stock - Par Value $.001;
   Authorized 1,000 shares;
   Issued and Outstanding; 0 Shares
   at December 31, 2000 and
   September 30, 2001          -0-    -0-
  Common Stock - Par Value $.001;
   Authorized; 99,999,000 shares;
   Issued and Outstanding are
   3,190,400 at 9/30/01 and 2,990,400
   at 12/31/00            3,190    2,990

   Paid in Capital           -0-     -0-

   Accumulated (Deficit)     (177,344)  (135,757)
                   -------   -------

TOTAL STOCKHOLDERS EQUITY      (174,154)  (132,767)
                   -------   -------
TOTALT LIABILITIES
   STOCKHOLDERS' EQUITY
                  $ 109,975   129,952
                   =======    =======













































 The accompanying financial footnotes are an integral part of the financial statements.


SILVER BOW ANTIQUE AVIATION
(A Development Stage Company)
INCOME STATEMENT
FOR THE PERIOD
Nine Months Ended 9/30/01 and 9/30/00

                   Unaudited   Audited
                   9/30/01    9/30/00
REVENUES
    Income           $    -0-     2,170

TOTAL REVENUES               -0-     2,170

OPERATING EXPENSES

Services Rendered            200       -0-

Interest Expense            8,010      8,010

Admin Support (Note 4)         5,000      7,500

Aircraft Operations Expense (Note 5)  9,300      2,260

Depreciation             19,077     19,077
                   -------     ------
Total Operating Expenses       41,587     36,487

Operating Income (Loss)      $ (41,587)    (34,677)

OTHER INCOME (EXPENSE)

Previous Period Adj. Admin Support
  (Note 4)               -0-    (10,000)

Pre Tax Income (Loss)       $ (41,587)    (44,677)
                 ==========    =========

Weighted Average Number of
Common Shares Outstanding (Note 7) 2,999,491    2.990,400

Income (Loss) Per Share     $(0.014)     (0.015)












The accompanying financial footnotes are an integral part of the financial statements.

SILVER BOW ANTIQUE AVIATION
(A Development Stage Company)
STATEMENT OF CASH FLOWS
FOR THE PERIOD ENDED
9/30/01 and 9/30/00
                      Unaudited   Audited
                      9/30/01    9/30/00

Cash Flow From Operating Activities
  Net Profit (Loss)           $ (41,587)   (44,677)

  Non Cash Item/ Depreciation        19,077    19,077

  Increase/(Decrease) in Current Assets     -0-     -0-

  (Decrease)/Increase in
  Current Liabilities            22,310    25,495

  Increase/(Decrease) Long Term Liability    -0-     -0-

  Cash (Used) By Operating Activities  $ ( 200)   (  105)

Cash Flows (Used) by Investing Activities
  Issuance of Common Stock Shares       200      -0-

Net Change (Decrease) in Cash       $   -0-   (  105)

CASH BEGINNING OF PERIOD         $  1,924     2,054

CASH AT END OF PERIOD           $  1,924     1,949






















The accompanying financial footnotes are an integral part of the financial statements.
SILVER BOW ANTIQUE AVIATION
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS EQUITY
FOR THE YEARS ENDED 12/31/00 (AUDITED)
AND FOR THE INE MONTHS ENDED 9/30/01 (UNAUDITED)

                    Addnl
                    Paid In   Accum
Audited     Shares   Common Stk  Capital   Deficit   Totals

Bal at
12/31/1994     -0-      -0-  $    -0- $   -0- $    -0-

Bal at
12/31/1995     -0-      -0-      -0-    -0-      -0-

Shs iss atPar
Conslt Svcs  936,900      936      -0-    (36)      -0-

Bal at
12/31/1996   936,900      936      -0-   (936)      -0-

Bal at
12/31/1997   936,900      936      -0-   (936)      -0-

Pur of Comm
Stk for Cash
PV      2,053,500     2,054      -0-    -0-    2,054

Bal at
12/31/1998  2,990,400     2,990      -0-   (936)     -0-

Bal at
12/31/1999  2,990,400     2,990      -0-  (26,372)   (23,382)

Bal at
13/31/2000  2,990,400     2,990      -0- (135,757)  (132,767)

Unaudited

Bal at
3/31/01   2,990,400     2,990      -0- (147,286)  (144,296)

Bal at
6/30/01   2,990,400     2,990      -0- (158,815)  (155,825

9/5/2001
Sh Iss at Par
Consult Svc  200,000      200      -0-

Bal at
9/30/2001  3,190,400     3,190      -0- (177,344)  (174,154)

The accompanying financial footnotes are an integral part of the financial statements.
(Unaudited)
SILVER BOW ANTIQUE AVIATION
(A Development Stage Company)
Consolidated Financial Notes
For the Nine Months Ending 9/30/2001


General
  The condensed consolidated financial statements of Silver Bow Antique Aviation included herein, have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Although certain information normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted, Silver Bow Antique Aviation believes that the disclosures are adequate to make the information presented not misleading. The condensed financial statements for the nine months ended 9/30/2001 should be read in conjunction with the financial statements and notes thereto included in this report and the company's audited report on Form 10-KSB 12/31/2000

The condensed consolidated financial statements included herein reflect all normal recurring adjustments that, in the opinion of management ,are necessary for a fair presentation. The results for the Interim period are not necessarily indicative of trends or of results to be expected for a full year.

Note 1. Organization and Business Purpose - The company was incorporated in the state of Nevada on April 28, 1994. The original articles authorized 1,000 preferred shares and 10,000 common shares. During 1996 certain consulting services were rendered to the company by the majority stockholder, Magellan Capital Corporation,(a Nevada Corporation doing business in California).

The value of such services were at the par value of 1,041 shares issued on July 15, 1996 and have been stated on the attached balance sheet, state of operations, and cash flows at $936., which amount reflects the par value of the original issue stock on the date of the 900 for 1 stock split (10/15/98)

On December 30 1998, 2,053,500 shares were purchased for cash at par value.

On September 25, 2001, 200,000 shares were issued at par of $.001 per share for services rendered through September 2001; (100,000 to Darren Holm for the newly appointed President of the company and 50,000 each to Randall A. Baker, Secretary and 50,000 to Norm Leboeuf, Controller).

Note 2 Notes Payable - Magellan Capital Corporation
The company acquired at the prior owner's cost (Magellan Capital Corporation) two (2) antique aircraft by executing a note payable to the majority stockholder for $178,000. The aircraft were refurbished and certain mechanical and electronic equipment updated prior to their transfer to Silver Bow. Both aircraft are now for sale.

Annual principal payments on the $178,000 ten year note payable are due each December 31 commencing December 31, 1999 until fully paid on December 31, 2009. Interest is to be paid, commencing on January 1, 1999 on the aforementioned note, annually, at 6%. Depreciation for used aircraft is over a seven year life.Accumulated Depreciation ,at September 30, 2001 and December 30 2000 was $69,949 and $50,872 respectively. The notes are collateralized by the aircraft and were recorded at Magellan Capital Corporation's cost basis, the Majority Stock Holder

Note 3 - Going Concern and Incidental costs.

Silver Bow Antique Aviation has assets including two aircraft. During the third quarter ending 9/30/2001, Silver Bow changed its business focus to aircraft charter brokerage business.

Note 4 Administrative Support

During December 1998 and to be effective January 1, 1999 the company executed a management services contract with the majority stockholder, Magellan Capital. Such contract requires the minimum payment of $10,000 per year for five (5) years commencing in 1999 for the following activities: Year ending auditing for 10KSB reporting; SEC compliance and quarterly 10QSB filings; and, other associated reports and administrative support activities.

The term of this agreement provide for the annual payment of $10,000 (USD), either in cash or an issuance of common stock of Silver Bow for a five year period ending December 31, 2003. At the end of the second quarter 2001 the management contract was cancelled. These costs are now accounted for as incurred and credited to a Notes Payable -Related Party, Magellan Capital Corporation.


Note 5 Aircraft Operations Expense
             3 Months 9/30   Nine Months 9/30/01
             2001    2000   2001   2000

Aircraft Fuel      $3,000    -0- $ 3,000    -0-
Operating Supplies &
Expenses         1,500    730   1,500  2,260
Office Phone and Fax    150    -0-   150    -0-
Hanger Tie Down Fees   1,200    -0-  1,200    -0-
Maintenance & Repair   1,500    -0-  1,500    -0-
Advertising        450    -0-   450    -0-
Pilot/Flying Services  1,500    -0-  1,500    -0-
             ------   ---   -----  -----
 Total Aircraft

 Operating Expenses  $9,300    730   9,300  2,260
            ======   ====   =====  =====

Note 6 Calculation of Weighted Average number of shares outstanding as of years ended 12/31/1999 and 12/31/2000 and months ended 9/30/2001


            Audited Yr 2000    Unaudited Yr 2001
            Weighted Avg $ Sh            Weigtd
                       # MonthsTotal   Avg
Period         # Months  #Sh O/S   O/S   Base    # Sh O/S

Audited 12/31/98    12 Mon  2,990,400           2,990,400

Audited 12/31/99    12 Mon  2,990,400           2,990,400

Audited 12/31/00
  9/30/00       9 Mon  2,990,400           2,990,400

  12/31/00      12 Mon  2,990,400           2,990,400

Unaudited Year 2001
  12/31/00      12 Mon  2,990,400 12   35,884,800

  3/31/01       6 Mon  2,990,400  6   17,942,400

  6/30/01       3 Mon  2,990,400  3    8,971,200

  9/25/01 Svcs Rndrd
  Note 1             200,000

  9/30/01 Balance        3,190,400  1    3,190,400
                      --    ---------
Total Base A/O 9/30/01           22   65,988,800
                      ==   ==========



65,988,800 divided by 22 months = 2,999,491 weighted #
             of shares outstanding 9/30/01

9/30/01 YTD (Loss) ($41,587) divided by 2,991,491 weighted # of shares outstanding = ($.014) Loss per share.





























PART II
           INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The expenses shall be paid by the Registrant.


SEC Registration Fee. . . . . .  $  20.26
Printing and Engraving Expenses   $1,500
Legal Fees and Expenses . . . .   $3,000
Accounting Fees and Expenses. .   $4,000
Miscellaneous . . . . . . . . .  $ 1,000
                 ----
TOTAL . . . . . . . . . . . . . $9,520.26
                 ========



Part II-1

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES


   The following information sets forth particular information for all our securities sold since, without registration under the Securities Act.
There were no underwriters in any of these transactions, nor were any sales commissions paid thereon.

1. On September 25, 2001 we issued Darren Holm 100,000 shares of common stock Silver Bow Antique Aviation for services rendered, valued at par value of $.001. Mr. Holm does not receive any cash or other compensation for services rendered to Silver Bow as an officer or a director. We do not currently have any employment agreements.

On September 25, 2001 50,000 shares were issued at par value, ($.001) to both Randall a. Baker, Secretary/Director and Norbert Leboeuf,
Controller/Director for services rendered through September 2001.




















ITEM 27. EXHIBITS

<
                INDEX TO EXHIBITS


EXHIBIT NO.  IDENTIFICATION OF EXHIBIT



   3.1(1)    Articles of Incorporation

   3.2(1)    By-Laws of Silver Bow

   4.1(1)    Form of Specimen of common stock

   23.1(2)    Consent of Legal Counsel, Jody Walker, Esq.

   23.2(3)    Consent of Independent Auditor, David Winings, CPA












































ITEM 28. UNDERTAKINGS

   (a) The undersigned registrant undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


Part II-2

        i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

        ii. Reflect in the prospectus any facts or events arising after the effective date of which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC in accordance with Rule 424(b) of this chapter, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        iii. Include any additional or changed material on the plan of distribution.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) i. That, for the purpose of determining liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant as provided in Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        ii. For determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial
          BONA FIDE offering thereof.

   (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant as provided in the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

















































Part II-3





                 SIGNATURES

Pursuant to Section 13 or15(d)of the Securities and Exchange Act of 1934, the registraunt has cause this report to be signed on its behalf by the undersigned, theirunto duly authorized.



/s/ Darren Holm
Darren Holm
President and Chief D





Pursuant to the requirements of the Securities and Exchange Act of 1934. This report has been signed below by the following person on behalf of the registraunt and in the capacitites indicated on March 1, 2001


By: /s/ Darren Holm
Darren Holm
President /Chief Executive Officer, and Director































Exhibit (3.ii)

                BY-LAWS
                 OF

            A Nevada Corporation
             ARTICLE I - OFFICES
The registered office of the Corporation in the State of Nevada shall be located in the City and State designated in the Articles of Incorporation. The Corporation may also maintain offices at such other places within or without the State of Nevada as the Board of Directors may, from time to time, determine.

ARTICLE II - MEETING OF SHAREHOLDERS Section I - Annual Meetings:
(Chapter 78.3 1 0) The annual meeting of the shareholders of the Corporation shall be held at the time fixed, from time to time, by the Directors.

Section 2 - Special Meetings: (Chapter 78.' ) I 0)

Special meetings of the shareholders may be called by the Board of Directors or such person or persons authorized by the Board of Directors and shall be held within or without the State of Nevada.

Section 3 - Place of Meetings: (Chapter 78.3 1 0)

Meetings of shareholders shall be held at the registered office of the Corporation, or at such other places, within or without the State of Nevada as the Directors may from time to time fix. If no designation is made, the meeting shall be held at the Corporation's registered office in the state of Nevada.

Section 4 - Notice of Meetings: (Section 78.370)

(a) Written or printed notice of each meeting of shareholders, whether annual or special, signed by the president, vice president or secretary, stating the time when and place where it is to be held, as well as the purpose or purposes for which the meeting is called, shall be served either personally or by mail, by or at the direction of the president, the secretary, or the officer or the person calling the meeting, not less than ten or more than sixty days before the date of the meeting, unless the lapse of the prescribed time shall have been waived before or after the taking of such action, upon each shareholder of record entitled to vote at such meeting, and to any other shareholder to whom the giving of notice may be required by law. If mailed, such notice shall be deemed to be given when deposited in the United States mail, addressed to the shareholder as it appears on the share transfer records of the Corporation or to the current address, which a shareholder has delivered to the Corporation in a written notice.

*Unless otherwise stated herein all references to "Sections" in these Bylaws refer to those sections contained in Title 78 of the Nevada Private Corporations Law.


               NV Bylaws-1

(b) Further notice to a shareholder is not required when notice of two consecutive annual meetings, and all notices of meetings or of the taking of action by written consent without a meeting to him or her during the period between those two consecutive annual meetings; or all, and at least two payments sent by first-class mail of dividends or interest on securities during a 12-month period have been mailed addressed to him or her at his or her address as shown on the records of the Corporation and have been returned undeliverable.

Section 5 - Quorum: (Section 78.320)

(a) Except as otherwise provided herein, or by law, or in the Articles of Incorporation (such Articles and any amendments thereof being hereinafter collectively referred to as the "Articles of Incorporation"), a quorum shall be present at all meetings of shareholders of the Corporation, if the holders of a majority of the shares entitled to vote on that matter are represented at the meeting in person or by proxy.

(b) The subsequent withdrawal of any shareholder from the meeting, after the commencement of a meeting, or the refusal of any shareholder represented in person or by proxy to vote, shall have no effect on the existence of a quorum, after a quorum has been established at such meeting.

(c) Despite the absence of a quorum at any meeting of shareholders, the shareholders present may adjourn the meeting.

Section 6 - Voting and Acting: (Section 78.320 & 78.350)

(a) Except as otherwise provided by law, the Articles of Incorporation, or these Bylaws, any corporate action, the affirmative vote of the majority of shares entitled to vote on that matter and represented either in person or by proxy at a meeting of shareholders at which a quorum is present, shall be the act of the shareholders of the Corporation.

(b) Except as otherwise provided by statute, the Certificate of Incorporation, or these bylaws, at each meeting of shareholders, each shareholder of the Corporation entitled to vote thereat, shall be entitled to one vote for each share registered in his name on the books of the Corporation. (c) Where appropriate communication facilities are reasonably available, any or all shareholders shall have the right to participate in any shareholders' meeting, by means of conference telephone or any means of communications by which all persons participating in the meeting are able to hear each other.

Section 7 - Proxies: (Section 78.355)

Each shareholder entitled to vote or to express consent or dissent without a meeting, may do so either in person or by proxy, so long as such proxy is executed in writing by the shareholder himself, his authorized officer, director, employee or agent or by causing the signature of the stockholder to be affixed to the writing by any reasonable means, including, but not limited to, a facsimile signature, or by his attorney-in-fact there unto duly authorized in writing. Every proxy shall be revocable at will unless the proxy conspicuously states that it is irrevocable and the proxy is coupled with an interest. A telegram, telex, cablegram, or similar transmission by the shareholder, or a photographic, photostatic, facsimile, shall be treated as a valid proxy, and treated as a substitution of the original proxy, so long as such transmission is a complete reproduction executed by the shareholder. If it is determined that the telegram, cablegram or

               NV Bylaws-2

other electronic transmission is valid, the persons appointed by the Corporation to count the votes of shareholders and determine the validity of proxies and ballots or other persons making those determinations must specify the information upon which they relied. No proxy shall be valid after the expiration of six months from the date of its execution, unless otherwise provided in the proxy. Such instrument shall be exhibited to the Secretary at the meeting and shall be filed with the records of the Corporation. If any shareholder designates two or more persons to act as proxies, a majority of those persons present at the meeting, or, if one is present, then that one has and may exercise all of the powers conferred by the shareholder upon all of the persons so designated unless the shareholder provides otherwise.

Section 8 - Action Without a Meeting: (Section 78.320)

Unless otherwise provided for in the Articles of Incorporation of the Corporation, any action to be taken at any annual or special shareholders' meeting, may be taken without a meeting, without prior notice and without a vote if written consents are signed by a majority of the shareholders of the Corporation, except however if a different proportion of voting power is required by law, the Articles of Incorporation or these Bylaws, than that proportion of written consents is required. Such written consents must be filed with the minutes of the proceedings of the shareholders of the Corporation.

         ARTICLE III - BOARD OF DIRECTORS

Section I - Number, Term, Election and Qualifications: (Section
78.115, 78.330)

(a) The first Board of Directors and all subsequent Boards of the Corporation shall consist of unless and until otherwise determined by vote of a majority of the entire Board of Directors. The Board of Directors or shareholders all have the power, in the interim between annual and special meetings of the shareholders, to increase or decrease the number of Directors of the Corporation. A Director need not be a shareholder of the Corporation unless the Certificate of Incorporation of the Corporation or these Bylaws so require.

(b) Except as may otherwise be provided herein or in the Articles of Incorporation, the members of the Board of Directors of the Corporation shall be elected at the first annual shareholders' meeting and at each annual meeting thereafter, unless their terms are staggered in the Articles of Incorporation of the Corporation or these Bylaws, by a plurality of the votes cast at a meeting of shareholders, by the holders of shares entitled to vote in the election.

(c) The first Board of Directors shall hold office until the first annual meeting of shareholders and until their successors have been duly elected and qualified or until there is a decrease in the number of Directors.
Thereinafter, Directors will be elected at the annual meeting of shareholders and shall hold office until the annual meeting of the shareholders next succeeding his election, unless their ten-ns are staggered in the Articles of Incorporation of the Corporation (so long as at least one - fourth in number of the Directors of the Corporation are elected at each annual shareholders' meeting) or these Bylaws, or until his prior death, resignation or removal. Any Director may resign at any time upon written notice of such resignation to the Corporation.


               NV Bylaws-3

(d) All Directors of the Corporation shall have equal voting power unless the Articles of Incorporation of the Corporation provide that the voting power of individual Directors or classes of Directors are greater than or less than that of any other individual Directors or classes of Directors, and the different voting powers may be stated in the Articles of Incorporation or may be dependent upon any fact or event that may be ascertained outside the Articles of Incorporation if the manner in which the fact or event may operate on those voting powers is stated in the Articles of Incorporation. If the Articles of Incorporation provide that any Directors have voting power greater than or less than other Directors of the Corporation, every reference in these Bylaws to a majority or other proportion of Directors shall be deemed to refer to majority or other proportion of the voting power of all the Directors or classes of Directors, as may be required by the Articles of Incorporation.

Section 2 - Duties and Powers: (Section 78.120)

The Board of Directors shall be responsible for the control and management of the business and affairs, property and interests of the Corporation, and may exercise all powers of the Corporation, except such as those stated under Nevada state law, are in the Articles of Incorporation or by these Bylaws, expressly conferred upon or reserved to the shareholders or any other person or persons named therein.

Section 3 - Regular Meetings, Notice: (Section 78.' ) I 0)

(a) A regular meeting of the Board of Directors shall be held either within or without the State of Nevada at such time and at such place as the Board shall fix.

(b) No notice shall be required of any regular meeting of the Board of Directors and, if given, need not specify the purpose of the meeting; provided, however, that in case the Board of Directors shall fix or change the time or place of any regular meeting when such time and place was fixed before such change, notice of such action shall be given to each director who shall not have been present at the meeting at which such action was taken within the time limited, and in the manner set forth in these Bylaws with respect to special meetings, unless such notice shall be waived in the manner set forth in these Bylaws.

Section 4 - Special Meetings-, Notice: (Section 78.3 1 0)

(a) Special meetings of the Board of Directors shall be held at such time and place as may be specified in the respective notices or waivers of notice thereof.

(b) Except as otherwise required statute, written notice of special meetings shall be mailed directly to each Director, addressed to him at his residence or usual place of business, or delivered orally, with sufficient time for the convenient assembly of Directors thereat, or shall be sent to him at such place by telegram, radio or cable, or shall be delivered to him personally or given to him orally, not later than the day before the day on which the meeting is to be held. If mailed, the notice of any special meeting shall be deemed to be delivered on the second day after it is deposited in the United States mails, so addressed, with postage prepaid. If notice is given by telegram, it shall be deemed to be delivered when the telegram is delivered to the telegraph

               NV Bylaws-4

company. A notice, or waiver of notice, except as required by these Bylaws, need not specify the business to be transacted at or the purpose or purposes of the meeting.

(c) Notice of any special meeting shall not be required to be given to any Director who shall attend such meeting without protesting prior thereto or at its commencement, the lack of notice to him, or who submits a signed waiver of notice, whether before or after the meeting. Notice of any adjourned meeting shall not be required to be given.

Section 5 - Chairperson:

The Chairperson of the Board, if any and if present, shall preside at all meetings of the Board of Directors. If there shall be no Chairperson, or he or she shall be absent, then the President shall preside, and in his absence, any other director chosen by the Board of Directors shall preside.

Section 6 - Quorum and Adjournments: (Section 78.315)

(a) At all meetings of the Board of Directors, or any committee thereof, the presence of a majority of the entire Board, or such committee thereof, shall constitute a quorum for the transaction of business, except as otherwise provided by law, by the Certificate of Incorporation, or these Bylaws.

(b) A majority of the directors present at the time and place of any regular or special meeting, although less than a quorum, may adjourn the same from time to time without notice, whether or not a quorum exists. Notice of such adjourned meeting shall be given to Directors not present at time of the adjournment and, unless the time and place of the adjourned meeting are announced at the time of the adjournment, to the other Directors who were present at the adjourned meeting.

Section 7 - Manner of Acting: (Section 78.315)

(a) At all meetings of the Board of Directors, each director present shall have one vote, irrespective of the number of shares of stock, if any, which he may hold.

(b) Except as otherwise provided by law, by the Articles of Incorporation, or these bylaws, action approved by a majority of the votes of the Directors present at any meeting of the Board or any committee thereof, at which a quorum is present shall be the act of the Board of Directors or any committee thereof.

(c) Any action authorized in writing made prior or subsequent to such action, by all of the Directors entitled to vote thereon and filed with the minutes of the Corporation shall be the act of the Board of Directors, or any committee thereof, and have the same force and effect as if the same had been passed by unanimous vote at a duly called meeting of the Board or committee for all purposes.

(c) Where appropriate communications facilities are reasonably available, any or all directors shall have the right to participate in any Board of Directors meeting, or a committee of the Board of


               NV Bylaws-5

Directors meeting, by means of conference telephone or any means of communications by which all persons participating in the meeting are able to hear each other.

Section 8 - Vacancies: (Section 78.335)

(a) Unless otherwise provided for by the Articles of Incorporation of the Corporation, any vacancy in the Board of Directors occurring by reason of an increase in the number of directors, or by reason of the death, resignation, disqualification, removal or inability to act of any director, or other cause, shall be filled by an affirmative vote of a majority of the remaining directors, though less than a quorum of the Board or by a sole remaining Director, at any regular meeting or special meeting of the Board of Directors called for that purpose except whenever the shareholders of any class or classes or series thereof are entitled to elect one or more Directors by the Certificate of Incorporation of the Corporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the Directors elected by such class or classes or series thereof then in office, or by a sole remaining Director so elected.

(b) Unless otherwise provided for by law, the Articles of Incorporation or these Bylaws, when one or more Directors shall resign from the board and such resignation is effective at a future date, a majority of the directors, then in office, including those who have so resigned, shall have the power to FILL such vacancy or vacancies, the vote otherwise to take effect when such resignation or resignations shall become effective.

Section 9 - Resignation: (,Section 78.335)
A Director may resign at any time by giving written notice of such resignation to the Corporation. Section 10 - Removal:
(Section 78.335) Unless otherwise provided for by the Articles of Incorporation, one or more or all the Directors of the Corporation may be removed with or without cause at any time by a vote of two-thirds of the shareholders entitled to vote thereon, at a special meeting of the shareholders called for that purpose, unless the Articles of Incorporation provide that Directors may only be removed for cause, provided however, such Director shall not be removed if the Corporation states in its Articles of Incorporation that its Directors shall be elected by cumulative voting and there are a sufficient number of shares cast against his or her removal, which if cumulatively voted at an election of Directors would be sufficient to elect him or her. If a Director was elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove that Director.

Section I 1 - Compensation: (Section 78.140)

The Board of Directors may authorize and establish reasonable compensation of the Directors for services to the Corporation as Directors, including, but not limited to attendance at any annual or special meeting of the Board.




               NV Bylaws-6

Section 12 - Committees: (Section 78.125)

Unless otherwise provided for by the Articles of Incorporation of the Corporation, the Board of Directors, may from time to time designate from among its members one or more committees, and alternate members thereof, as they deem desirable, each consisting of one or more members, with such powers and authority (to the extent permitted by law and these Bylaws) as may be provided in such resolution. Unless the Articles of Incorporation or Bylaws state otherwise, the Board of Directors may appoint natural persons who are not Directors to serve on such committees authorized herein. Each such committee shall serve at the pleasure of the Board and, unless otherwise stated by law, the Certificate of Incorporation of the Corporation or these Bylaws, shall be governed by the rules and regulations stated herein regarding the Board of Directors.

            ARTICLE IV - OFFICERS

Section I - Number, Qualifications, Election and Term of Office:
(Section
78.130)

(a) The Corporation's officers shall have such titles and duties as shall be stated in these Bylaws or in a resolution of the Board of Directors which is not inconsistent with these Bylaws. The officers of the Corporation shall consist of a president, secretary and treasurer, and also may have one or more vice presidents, assistant secretaries and assistant treasurers and such other officers as the Board of Directors may from time to time deem advisable. Any officer may hold two or more offices in the Corporation.

(b) The officers of the Corporation shall be elected by the Board of Directors at the regular annual meeting of the Board following the annual meeting of shareholders.

(c) Each officer shall hold office until the annual meeting of the Board of Directors next succeeding his election, and until his successor shall have been duly elected and qualified, subject to earlier termination by his or her death, resignation or removal.

Section 2 - Resignation:
Any officer may resign at any time by giving written notice of such resignation to the Corporation. Section 3 - Removal: Any officer elected by the Board of Directors may be removed, either with or without cause, and a successor elected by the Board at any time, and any officer or assistant officer, if appointed by another officer, may likewise be removed by such officer.

Section 4 - Vacancies:

(a) A vacancy, however caused, occurring in the Board and any newly created Directorships resulting from an increase in the authorized number of Directors may be filled by the Board of Directors.



               NV Bylaws-7

Section 5 - Bonds:

The Corporation may require any or all of its officers or Agents to post a bond, or otherwise, to the Corporation for the faithful performance of their positions or duties.

Section 6 - Compensation:

The compensation of the officers of the Corporation shall be fixed from time to time by the Board of Directors.

          ARTICLE V-- SHARES OF STOCK

Section I - Certificate of Stock: (Section 78.235)

(a) The shares of the Corporation shall be represented by certificates or shall be uncertificated shares.

(b) Certificated shares of the Corporation shall be signed, (either manually or by facsimile), by officers or agents designated by the Corporation for such purposes, and shall certify the number of shares owned by him in the Corporation. Whenever any certificate is countersigned or otherwise authenticated by a transfer agent or transfer clerk, and by a registrar, then a facsimile of the signatures of the officers or agents, the transfer agent or transfer clerk or the registrar of the Corporation may be printed or lithographed upon the certificate in lieu of the actual signatures. If the Corporation uses facsimile signatures of its officers and agents on its stock certificates, it cannot act as registrar of its own stock, but its transfer agent and registrar may be identical if the institution acting in those dual capacities countersigns or otherwise authenticates any stock certificates in both capacities. If any officer who has signed or whose facsimile signature has been placed upon such certificate, shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of its issue.

(c) If the Corporation issues uncertificated shares as provided for in these Bylaws, within a reasonable time after the issuance or transfer of such uncertificated shares, and at least annually thereafter, the Corporation shall send the shareholder a written statement certifying the number of shares owned by such shareholder in the Corporation.

(d) Except as otherwise provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing shares of the same class and series shall be identical.

Section 2 - Lost or Destroyed Certificates: (Section 104.8405)

The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed if the owner:

(a) so requests before the Corporation has notice that the shares have been acquired by a bona fide purchaser,

               NV Bylaws-8

    (b) files with the Corporation a sufficient indemnity bond; and
    (c) satisfies such other requirements, including evidence of such loss, theft or destruction, as may be imposed by the Corporation.

Section 3 - Transfers of Shares: (Section 104.8401, 104.8406 &
104.8416)

(a) Transfers or registration of transfers of shares of the Corporation shall be made on the stock transfer books of the Corporation by the registered holder thereof, or by his attorney duly authorized by a written power of attorney; and in the case of shares represented by certificates, only after the surrender to the Corporation of the certificates representing such shares with such shares properly endorsed, with such evidence of the authenticity of such endorsement, transfer, authorization and other matters as the Corporation may reasonably require, and the payment of all stock transfer taxes due thereon.

(b) The Corporation shall be entitled to treat the holder of record of any share or shares as the absolute owner thereof for all purposes and, accordingly, shall not be bound to recognize any legal, equitable or other claim to, or interest in, such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by law.

Section 4 - Record Date: (Section 78.215 & 78.'150)

(a) The Board of Directors may fix, in advance, which shall not be more than sixty days before the meeting or action requiring a determination of shareholders, as the record date for the determination of shareholders entitled to receive notice of, or to vote at, any meeting of shareholders, or to consent to any proposal without a meeting, or for the purpose of determining shareholders entitled to receive payment of any dividends, or allotment of any rights, or for the purpose of any other action. If no record date is fixed, the record date for shareholders entitled to notice of meeting shall be at the close of business on the day preceding the day on which notice is given, or, if no notice is given, the day on which the meeting is held, or if notice is waived, at the close of business on the day before the day on which the meeting is held.

  (b) The Board of Directors may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted for shareholders entitled to receive payment of any dividend or other distribution or allotment of any rights of shareholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action.

(c) A determination of shareholders entitled to notice of or to vote at a shareholders' meeting is effective for any adjournment of the meeting unless the Board of Directors fixes a new record date for the adjourned meeting.

Section 5 - Fractions of Shares/Scrip (Section 78.205)
The Board of Directors may authorize the issuance of certificates or payment of money for fractions of a share, either represented by a certificate or uncertificated, which shall entitle the holder to exercise voting rights, receive dividends and participate in any assets of the Corporation in the event of liquidation, in proportion to the fractional holdings; or it may authorize the

               NV Bylaws-9

payment in case of the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined; or it may authorize the issuance, subject to such conditions as may be permitted by law, of scrip in registered or bearer form over the manual or facsimile signature of an officer or agent of the Corporation or its agent for that purpose, exchangeable as therein provided for full shares, but such scrip shall not entitle the holder to any rights of shareholder, except as therein provided. The scrip may contain any provisions or conditions that the Corporation deems advisable. If a scrip ceases to be exchangeable for full share certificates, the shares that would otherwise have been issuable as provided on the scrip are deemed to be treasury shares unless the scrip contains other provisions for their disposition.

     ARTICLE VI - DIVIDENDS (Section 78.215 & 78.288)

(a) Dividends may be declared and paid out of any funds available therefor, as often, in such amounts, and at such time or times as the Board of Directors may determine and shares may be issued pro rata and without consideration to the Corporation's shareholders or to the shareholders of one or more classes or series.

(b) Shares of one class or series may not be issued as a share dividend to shareholders of another class or series unless:
     (i)  so authorized by the Articles of Incorporation;
     (ii) a majority of the shareholders of the class or series to be issued approve the issue; or
     (iii) there are no outstanding shares of the class or series of shares that are authorized to be issued.

     ARTICLE VII - FISCAL YEAR

The fiscal year of the Corporation shall be fixed, and shall be subject to change by the Board of Directors from time to time, subject to applicable law.

     ARTICLE VIII - CORPORATE SEAL (Section 78.065)

The corporate seal, if any, shall be in such form as shall be prescribed and altered, from time to time, by the Board of Directors. The use of a seal or stamp by the Corporation on corporate documents is not necessary and the lack thereof shall not in any way affect the legality of a corporate document.

     ARTICLE IX - AMENDMENTS

Section I - By Shareholders:

All Bylaws of the Corporation shall be subject to alteration or repeal, and new Bylaws may be made, by a majority vote of the shareholders at the time entitled to vote in the election of Directors even though these Bylaws may also be altered, amended or repealed by the Board of Directors.

Section 2 - By Directors: (Section 78.120)

The Board of Directors shall have power to make, adopt, alter, amend and repeal, from time to time, Bylaws of the Corporation.

              NV Bylaws-10

      ARTICLE X - WAIVER OF NOTICE: (Section 78.375)

Whenever any notice is required to be given by law, the Articles of Incorporation or these Bylaws, a written waiver signed by the person or persons entitled to such notice, whether before or after the meeting by any person, shall constitute a waiver of notice of such meeting.

     ARTICLE XI - INTERESTED DIRECTORS: (Section 78.140)

No contract or transaction shall be void or voidable if such contract or transaction is between the corporation and one or more of its Directors or Officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its Directors or Officers, are directors or officers, or have a financial interest, when such Director or Officer is present at or participates in the meeting of the Board, or the committee of the shareholders which authorizes the contract or transaction or his, her or their votes are counted for such purpose, if-

(a) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee and are noted in the minutes of such meeting, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested Directors, even though the disinterested Directors be less than a quorum; or

(b) the material facts as to his, her or their relationship or relationships or interest or interests and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or
(c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee of the shareholders; or
(d) the fact of the common directorship, office or financial interest is not disclosed or known to the Director or Officer at the time the transaction is brought before the Board of Directors of the Corporation for such action.

Such interested Directors may be counted when determining the presence of a quorum at the Board of Directors' or committee meeting authorizing the contract or transaction.

ARTICLE XII - ANNUAL LIST OF OFFICERS, DIRECTORS AND REGISTERED
AGENT: (Section 78.150 & 78.165)

The Corporation shall, within sixty days after the filing of its Articles of Incorporation with the Secretary of State, and annually thereafter on or before the last day of the month in which the anniversary date of incorporation occurs each year, file with the Secretary of State a list of its president, secretary and treasurer and all of its Directors, along with the post office box or street address, either residence or business, and a designation of its resident agent in the state of Nevada. Such list shall be certified by an officer of the Corporation.



              NV Bylaws-11



Exhibit (5)

November 15,2001

Securities and Exchange Commission
Washington, D.C.

Re: Silver Bow Antique Aviation

To Whom It May Concern:

Silver Bow Antique Aviation is a corporation duly incorporated and validly existing and in good standing under the laws of the state of Nevada. Silver Bow Antique Aviation has full corporate powers to own its property and conduct its business, as such business is described in the prospectus. Silver Bow Antique Aviation is qualified to do business as a foreign corporation in good standing in every jurisdiction in which the ownership of property and the conduct of business requires such qualification.

This opinion is given in connection with the registration with the Securities and Exchange Commission of four hundred eighty-six thousand, (486,000) shares of common stock at a price of $.15 per share.

I have acted as special counsel to Silver Bow Antique Aviation in connection with the preparation of the Registration Statement Form SB-2, pursuant to which such shares are being registered and, in so acting, I have examined the originals and copies of the corporate instruments, certificates and other documents of Silver Bow Antique Aviation and interviewed representatives of Silver Bow Antique Aviation to the extent deemed it necessary in order to form the basis for the opinion hereafter set forth. In such examination I have assumed the genuineness of all signatures and authenticity of all documents submitted to me as certified or photostatic copies. As to all questions of fact material to this opinion which have not been independently established, I have relied upon statements or certificates of officers or representatives of Silver Bow
Antique Aviation.

All of the 486,000 shares being registered are now authorized and issued shares.

Based upon the foregoing, I am of the opinion that the 486,000 shares of common stock of Silver Bow Antique Aviation being registered for sale by Silver Bow Antique Aviation when issued and sold pursuant to this Registration Statement will be legally issued, fully paid and non-assessable and there will be no personal liability to the owners thereof.

The undersigned hereby consents to the use of this opinion in connection with such Registration Statement and its inclusion as an exhibit accompanying such Registration Statement.



Very truly yours,





Jody Walker, Esq.
Littleton, Colorado
















































Exhibit (23)


   D.M.W.
   DAVID M. WININGS
   CERTIFIED PUBLIC ACCOUNTANT
   Palm Desert, CA 92211

   November 7, 2001


   To Whom It May Concern:






         Consent to Independent Accountants
   I hereby consent to the incorporation in the SEC SB2 of my report dated March 2, 2001 relating to the financial statements of Silver Bow Antique Aviation for the period ending December 31, 2000.



   /s/ David M. Winings
   David M. Winings



























Exibit 3.i

See Attached Filing



Exhibit 4.1

See Attached Filing


61